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                                                                    EXHIBIT 99.1

[PENTON LOGO] Penton                                          PENTON MEDIA, INC.
Press Release                                          The Penton Media Building
                                                                   1300 E 9th St
                                                         Cleveland, OH 44114 USA
                                                                    216.696.7000
                                                                Fax 216.931.9492
                                                           http://www.penton.com


                                                           FOR IMMEDIATE RELEASE
                                                            CONTACT: Mary Abood,
                               VP, Corporate Communications & Investor Relations
                                                                216-931-9551, or
                                     Joseph G. NeCastro, Chief Financial Officer
                                                                    216-931-9770

             PENTON MEDIA ANNOUNCES PRIVATE PLACEMENT AGREEMENT FOR
            $50 MILLION OF CONVERTIBLE PREFERRED STOCK AND WARRANTS;
                ENTERS AGREEMENT TO AMEND SENIOR CREDIT FACILITY

CLEVELAND, OH - March 11, 2002 - Penton Media, Inc. (NYSE: PME) announced today that it has entered into an agreement with an investor group led by ABRY Mezzanine Partners, L.P. for the private placement of 50,000 shares of a new series of convertible preferred stock and warrants to purchase 1.6 million shares of Penton common stock for $50 million. The preferred stock will be convertible into shares of Penton common stock at any time at the investors' option at a conversion price of $7.61, subject to adjustments. The dividend accrues daily and is payable semi-annually in cash only if declared by Penton's board of directors and approved by no less than 75% of the convertible preferred stock then outstanding. Penton has no present intentions to pay cash dividends on the preferred, therefore the dividends will accrete to the liquidation value of the preferred stock.

Proceeds from the private placement will be used to repay indebtedness. Closing is subject to the absence of a material adverse change in the Company's business or in the financial markets, confirmation from the New York Stock Exchange that the issuance of the convertible preferred stock and warrants complies with NYSE listing requirements, and certain other customary conditions.

Penton has also entered into an agreement to amend the terms of its existing senior secured credit facility. Upon effectiveness, the amendment will provide the Company with significant covenant relief and will reduce its revolving credit facility to a maximum availability of $40 million. The amendment will become effective upon the closing of the private placement of the convertible preferred stock and warrants, which the Company expects to be completed no later than March 15, 2002.

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PENTON MEDIA/March 11, 2002/page 2 of 2



The securities to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The statements contained in this document that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Factors that could cause actual results to differ materially include: fluctuations in advertising revenue with general economic cycles; management's ability to identify, finance, complete and integrate acquisitions; the performance of Internet/broadband trade shows and conferences; the seasonality of revenue from publishing and trade shows and conferences; the success of new products; increases in paper and postage cost; the infringement or invalidation of Penton's intellectual property rights; and other such factors listed from time to time in Penton's reports filed with the Securities and Exchange Commission. Penton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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